As filed with the Securities and Exchange Commission on June 12, 1997
                                                          Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                             REGENT BANCSHARES CORP.
             (Exact name of registrant as specified in its charter)

                New Jersey                             23-2440805
      -------------------------------      ------------------------------------
      (State or other jurisdiction of      (I.R.S. Employer Identification No.)
      incorporation or organization)

            1430 Walnut Street
     Philadelphia, Pennsylvania 19102                    19102
     --------------------------------                  ----------
 (Address of Principal Executive Offices)              (Zip Code)

                              --------------------

                             REGENT BANCSHARES CORP.
                           1997 EQUITY INCENTIVE PLAN
                           --------------------------
                              (Full title of plan)

                              --------------------

           Robert B. Goldstein, President and Chief Executive Officer
                             Regent Bancshares Corp.
                               1430 Walnut Street
                        Philadelphia, Pennsylvania 19102
           ----------------------------------------------------------
                     (Name and address of agent for service)

                                 (215) 546-6500
                     ---------------------------------------
                     (Telephone number, including area code,
                              of agent for service)

                              --------------------

                                    Copy to:
                          Frederick W. Dreher, Esquire
                          Duane, Morris & Heckscher LLP
                             4200 One Liberty Place
                      Philadelphia, Pennsylvania 19103-7396

                                          CALCULATION OF REGISTRATION FEE
======================================================================================================================

                                                        Proposed                Proposed
  Title of securities         Amount to be          maximum offering        maximum aggregate            Amount of
   to be registered           registered(1)        price per share(2)       offering price(2)        registration fee
----------------------------------------------------------------------------------------------------------------------
Common Stock,                380,000 shares        $6.75 to $10.75             $2,705,000                 $819.70
par value $.10
======================================================================================================================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 1997 Equity Incentive Plan.

(2) Pursuant to paragraph (h) of Rule 457, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed as follows: (a) with respect to the 345,000 shares for which options have been granted or reserved but not exercised as of the date hereof, computed on the basis of $6.75 per share, the fair market value of the shares underlying the options on the date of grant, and (b) with respect to 35,000 shares for which options have not been granted, on the basis of the average of the high and low prices of the Common Stock of Regent on the Nasdaq Small-Cap Market on June 10, 1997.


================================================================================

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The following material is incorporated herein by reference:

         (a) The Annual Report on Form 10-K of Regent Bancshares Corp. ("Regent") for the year ended December 31, 1996 as filed by Regent with the Securities and Exchange Commission (the "Commission") on April 8, 1997.

         (b) Regent's Form 10-Q Report for the quarter ended March 31, 1997 as filed by Regent with the Commission on May 20, 1997.

         (c) The description of Regent's Common Stock set forth in a Registration Statement on Form S-1 filed with the Commission under the Securities Act of 1933, as amended, on March 3, 1989, as amended on May 9, 1989 and as declared effective on May 24, 1989, under the caption "Description of Securities."

         All reports or other documents filed pursuant to Sections 13, 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") subsequent to the date of this Registration Statement, in each case filed by Regent prior to the termination of the offering of the securities offered hereby, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         No answer to this item is required because the class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

         The consolidated financial statements of Regent and its subsidiary, Regent National Bank (the "Bank"), and the related consolidated statements of operations, shareholders' equity and cash flow have been audited and reported on by Arthur Andersen LLP, independent certified public accountants, for the four years ended December 31, 1995 and by Grant Thornton LLP, independent certified public accountants, for the year ended December 31, 1996, as indicated in their reports

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



with respect thereto, and are incorporated by reference in reliance upon the authority of said firms as experts in giving said reports.

         The validity of the issuance of the shares of Common Stock registered hereby will be passed upon for Regent by Duane, Morris & Heckscher LLP, Philadelphia, Pennsylvania. Stephen D. Teaford, a partner in the law firm of Duane, Morris & Heckscher LLP, is the husband of Barbara H. Teaford, the President and a director of the Bank. As of June 2, 1997, partners of the law firm of Duane, Morris & Heckscher LLP owned 85,085 shares of Regent's Common Stock, 15,782 shares of Regent's Series A Convertible Preferred Stock and 3,040 shares of Regent's Series E Convertible Preferred Stock.

Item 6.  Indemnification of Directors and Officers.

         Article VIII of Regent's By-laws requires Regent to indemnify its officers and directors, including former officers and directors, and permits Regent to indemnify its employees and agents, to the full extent permitted by the New Jersey Business Corporation Act (the "NJBCA") and to pay and advance expenses for matters covered by indemnification to the full extent permitted by the NJBCA.

         Section 14A:3-5 of the NJBCA gives a corporation the power, without a specific authorization in its certificate of incorporation or by-laws, to indemnify a director, officer, employee or agent (an "Agent") against expenses and liabilities incurred in connection with certain proceedings, involving the Agent by reason of his or her being or having been such an Agent, provided that with regard to a proceeding other than one by or in the right of the corporation, the Agent must have acted in good faith and in a manner the Agent reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such Agent had no reasonable cause to believe his or her conduct was unlawful. The termination of a proceeding by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent does not of itself create a presumption that any such Agent failed to meet the applicable standards of conduct. The indemnifi-cation provided by the NJBCA does not exclude any rights to which an Agent may be entitled under a certificate of incorporation, by-law, agreement, vote of stockholders or otherwise. No indemnification, other than that required when an Agent is successful on the merits or otherwise in any of the above proceedings, shall be allowed if such indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law or a resolution of the board of directors or of the stockholders, an agreement or other proper corporate action in effect at the time of the accrual of the alleged cause of action which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which an Agent may be entitled.

         Regent provides liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of Regent up to an aggregate of $5,000,000 inclusive of defense costs, expenses and charges.

         In addition, as permitted by the NJBCA, Article Seventh of Regent's Certificate of Incorporation provides that no director of Regent shall incur personal liability to Regent or its stockholders for damages for breach of any duty owed to Regent or its stockholders; provided, however, that this provision does not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to Regent or its stockholders; (ii) acts or omissions not in good faith or which involve a knowing violation of law or (iii) any transaction from which the director derived an improper personal benefit.

         The employment agreements among Regent, the Bank and each of Robert B. Goldstein and Joel E. Hyman (individually, the "Executive") include a provision providing for indemnification, to the fullest extent permitted by law, for any and all liabilities to which the Executive or his estate may be subject as a result of, in connection with or arising out of his service as an employee, an officer or a director of Regent or the Bank under such employment agreement or his service as an employee, officer or director of another enterprise at the request of Regent or the Bank, as well as the costs and expenses, including attorneys' fees, of any legal action brought or threatened to be brought against the Executive or Regent or the Bank as a result of, in connection with or arising out of such employment. In addition, each employment agreement further provides that Regent and the Bank will advance professional fees and disbursements to the Executive in connection with any such legal action, provided that the Executive delivers to Regent and the Bank his undertaking to repay any expenses so advanced in the event it is ultimately determined that the Executive is not entitled to indemnification against such expenses. Expenses reasonably incurred by the Executive in successfully establishing the right to indemnification or advancement of expenses, in whole or in part, pursuant to the employment agreements, must also be indemnified by Regent and the Bank. The Executive is entitled also to the full protection of any insurance policies which Regent or the Bank may elect to maintain generally for the benefit of their respective directors and officers. The rights granted under the employment agreements survive the termination of such employment agreements.

Item 7.  Exemption from Registration Claimed.

         No answer to this item is required because no restricted securities are to be reoffered or resold pursuant to this Registration Statement.

Item 8.  Exhibits.

(4)      Regent Bancshares Corp. 1997 Equity Incentive Plan.

(5)      Opinion of Duane, Morris & Heckscher LLP.

(23)(A) Consent of Duane, Morris & Heckscher LLP (included in their opinion filed as Exhibit 5).

(23)(B)  Consent of Grant Thornton LLP.

(23)(C)  Consent of Arthur Andersen LLP.

(24)     Power of Attorney (see page II-5 of this Registration Statement).

Item 9.  Undertakings.

         The registrant hereby undertakes:

         (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (b) that for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offer thereof; and

         (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby further undertakes that, insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, Pennsylvania on May 28, 1997.

                                       REGENT BANCSHARES CORP.


                                       By:/s/ Robert B. Goldstein
                                          -----------------------
                                          Robert B. Goldstein, President and
                                          Chief Executive Officer


         Know all men by these presents, that each person whose signature appears below constitutes and appoints Robert B. Goldstein and Joel E. Hyman, and each or either of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution, for such person, and in such person's name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature                                   Title                                       Date
---------                                   -----                                       ----


/s/ David W. Ring                           Chairman of the Board                       May 28, 1997
------------------------------------        and Director
David W. Ring


/s/ Robert B. Goldstein                     President, Chief Executive                  May 28, 1997
------------------------------              Officer and Director
Robert B. Goldstein                         (principal executive officer)




                                      II-5






/s/ Joel E. Hyman                           Executive Vice President,                   May 28, 1997
------------------------------              Chief Financial Officer and
Joel E. Hyman                               Treasurer (principal
                                            financial and accounting
                                            officer)

/s/ O. Francis Biondi                       Director                                    May 28, 1997
------------------------------------
O. Francis Biondi


/s/ Abraham L. Bettinger                    Director                                    May 28, 1997
------------------------------------
Abraham L. Bettinger


/s/ John J. Lyons                           Director                                    May 28, 1997
------------------------------------
John J. Lyons


/s/ John W. Rose                            Director                                    May 28, 1997
------------------------------------
John W. Rose

                                  EXHIBIT INDEX

                    (Pursuant to Item 601 of Regulation S-K)

Exhibit No.                    Exhibit                                                 Page

(4)          Regent Bancshares Corp. 1997 Equity Incentive Plan.

(5)          Opinion of Duane, Morris & Heckscher LLP.

(23)(A) Consent of Duane, Morris & Heckscher LLP (included in their opinion filed as Exhibit 5).

(23)(B)      Consent of Grant Thornton LLP.

(23)(C)      Consent of Arthur Andersen LLP.

(24)         Power of Attorney (see page II-5 of this Registration Statement).




                                      II-7